
                               SEMPRA ENERGY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                           (Dollars in millions)
                                                                           For the three
                                                                           Months Ended
                                                                             March 31,
                             1995      1996       1997      1998      1999      2000
                           --------- ---------  --------  --------  --------  --------
Fixed Charges and Preferred
Stock Dividends:

Interest                  $   227   $   205   $   209   $   210   $   233        77
Interest Portion of
 Annual Rentals                32        28        25        20        10         2
Preferred dividends
 of subsidiaries (1)           50        37        31        18        16         5
                           --------- ---------  --------  --------  --------  --------
Total Fixed Charges
 and Preferred Stock
 Dividends For Purpose
 of Ratio                 $   309   $   270   $   265   $   248   $   259   $    84
                           =========  ========  ========  ========  ========  ========

Earnings:

Pretax income from
  continuing operations   $   665   $   727   $   733   $   432   $   573       181
Add:
 Fixed charges
  (from above)                309       270       265       248       259        84
 Less: Fixed charges
  capitalized                   6         5         3         3         5         -
                           ---------  --------  --------  --------  --------  --------
    Fixed charges net of
      capitalized charges     303       265       262       245       254        84
                           ---------  --------  --------  --------  --------  --------
 Total Earnings for
  Purpose of Ratio        $   968   $   992   $   995   $   677   $   827   $   265
                           =========  ========  ========  ========  ========  ========
Ratio of Earnings
 to Combined Fixed Charges
 and Preferred Stock
 Dividends                   3.13      3.67      3.75      2.73      3.19      3.15
                           =========  ========  ========  ========  ========  ========

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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